U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                      SEC File Number 033-90355
                                                     CUSIP Number  36466J 10 9

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:  September 30, 2002
_________________________________

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
 _________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

_________________________________

Part I - Registrant Information
_________________________________

Full Name of Registrant: ACQUISITION MEDIA, INC.

Former Name if Applicable:  INFORM MEDIA GROUP, INC.

Address of Principal Executive Office (Street and Number)

         2980 S. Rainbow Blvd., Suite 100

City, State and Zip Code

         Las Vegas, NV  89146

_________________________________

Part II - Rules 12b-25(b) and (c)
_________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
_________________________________

Part III - Narrative
_________________________________

     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not prepare its financial statements in sufficient time to allow the filing of the 10-Q report by November 14, 2002. As a result, additional time is needed to file the report.

_________________________________

Part IV - Other Information
_________________________________

(1) Name and telephone number of person to contact in regard to this notification

              William T. Hart            (303)                839-0061
                   (Name)             (Area Code)        (Telephone Number)

(2)      Have all other periodic reports required
         under   Section   13  or   15(d)  of  the
         Securities  Exchange  Act of 1934  during
         the  preceding  l2  months  (or for  such
         shorter  period that the  registrant  was
         required  to  file  such   reports)  been
         filed?  If answer is no, identify
         report(s).                                [   ] Yes  [X] No

    (3)  Is it  anticipated  that  any  significant
         change in results of  operations  from the
         corresponding  period for the last  fiscal
         year  will be  reflected  by the  earnings
         statements  to be  included in the subject
         report or
         portion thereof?                          [   ] Yes  [X] No

         If  so:  attach  an   explanation  of  the
         anticipated   change,   both  narrative-ly
         and  quantitatively,  and, if appropriate,
         state  the   reasons   why  a   reasonable
         estimate of the results cannot be made.

                             ACQUISITION MEDIA, INC.
                        -------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 2002             By  /s/ William T. Hart
                                         ---------------------------
                                         William T. Hart
                                         Attorney for Acquisition Media, Inc.
                                         1624 Washington Street
                                         Denver, CO 80203
                                         (303) 839-0061

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).